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PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 1, 1998)

                        EQUITY OFFICE PROPERTIES TRUST

     All references in the Prospectus dated October 1, 1998 to Continental Equity Capital Corp. and BankAmerica Capital Corporation are hereby amended and replaced by references to Bank of America Capital Corporation, which amendments result from: (1) the merger of BankAmerica Capital Corporation into Continental Equity Capital Corp., with the surviving entity changing its corporate name to BankAmerica Capital Corporation and (2) the subsequent change of corporate name by BankAmerica Capital Corporation to Bank of America Capital Corporation.

July 9, 1999